Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
ICR, LLC
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES RESULTS FOR THIRD QUARTER

• Earnings per share improve over prior year
• Company repurchases $20.4 million of Senior Subordinated Notes
• Company updates fiscal 2009 expectations

HUDSON, OH – December 3, 2008 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2009 third quarter ended November 1, 2008. Net income for the quarter was $10.2 million, or $0.40 per diluted share, versus net income of $8.0 million, or $0.32 per diluted share in fiscal 2008. The current quarter net income includes a $1.3 million after-tax gain, or $0.05 per diluted share, related to the repurchase of a portion of the company’s senior subordinated notes. Excluding this gain, net income for the third quarter was $8.9 million, or $0.35 per diluted share.

Net sales for the third quarter were $480.1 million compared with $480.2 million in the prior year. Same-store sales decreased 1.5% versus a same-store sales increase of 2.4% last year.

Large-format store net sales for the quarter decreased 2.1% to $247.2 million from $252.6 million last year. Same-store sales for large-format stores decreased 3.8%, versus an increase of 2.4% for the same period last year. Small-format store net sales for the quarter decreased 1.2% to $224.8 million from $227.6 million last year. Same-store sales performance for small-format stores increased 1.2% compared with an increase of 2.4% for the same period last year.

Net sales for the nine-month period ended November 1, 2008 were $1.33 billion versus $1.29 billion in the prior year. Same-store sales increased 1.9% for the nine-month period compared with a 3.5% increase for the same period last year.

Large-format store net sales for the nine-month period increased 1.7% to $687.5 million from $675.8 million last year. Same-store sales for large-format stores increased 0.3%, versus a 4.6% increase in the prior year. Small-format store net sales for the nine-month period of $618.3 million increased slightly compared with $617.1 million last year. Same-store sales performance for small-format stores increased 3.7% versus a 2.6% increase in the prior year.

“Strong execution in the areas of our business that we can control enabled Jo-Ann Stores to deliver earnings growth in the third quarter despite the challenging economic environment,” said Darrell Webb, chairman, president and chief executive officer. “Our balance sheet continued to strengthen as we generated improvements in both debt and inventory positions. Prudent inventory management also helped us achieve gross margin expansion in the quarter. Our core sewing and craft businesses remained stable, as our sales decline was primarily due to weakness in seasonal merchandise and higher ticket categories.” Mr. Webb concluded, “We remain committed to our long-term strategic plan and will continue to proactively manage our business to optimize results through the current economic conditions.”

Operating Results

Gross margins for the third quarter increased approximately 100 basis points to 49.0% from 48.0% in the third quarter of the prior year, due to reduced sales of clearance merchandise and lower costs from global sourcing initiatives, particularly on fabrics.

Selling, general and administrative expenses for the quarter increased to $199.5 million from $199.1 million last year. Selling, general and administrative expenses were up slightly at 41.6% of net sales compared with 41.5% in the third quarter of the prior year due to de-leveraging of net sales and training costs related to the new point-of-sale system, offset to a large extent by initiatives to manage operating costs.

Operating profit for the third quarter was $17.3 million, versus $16.7 million for the prior year’s third quarter.

During the third quarter the company repurchased $20.4 million of its senior subordinated notes at a discount of approximately 12 percent to par value, and recorded a $2.1 million pre-tax gain including the write-off of deferred finance charges.

Store Openings, Closings and Remodels

During the third quarter of fiscal 2009, the company opened six new large-format stores and six small-format stores and closed 12 small-format stores. Through the third quarter, the company has opened a total of nine large-format stores and six small-format stores and closed two large-format stores and 19 small-format stores. For fiscal 2009, the company expects to open 21 new stores and close approximately 30 stores.

During the third quarter of fiscal 2009, the company remodeled six stores. Through the third quarter, the company has remodeled 28 stores, of which five were transitioned from a small-format to a large-format layout. The company expects to remodel 29 stores during the year.

Fiscal 2009 Outlook

The company is updating its previously announced outlook for fiscal 2009. Based upon the company’s results through the third quarter, management’s operating assumptions for the remainder of the year, an increasingly challenging retail environment and uncertain economic conditions, the company has reduced its previously announced full year guidance. The key considerations underlying the company’s outlook for fiscal 2009 include:

•	Same-store sales approximately flat for the year versus the previously announced range of 2.0% to 3.5%;

•	Gross margin rate improvement for the year;

•	Selling, general and administrative expense as a percentage of net sales will improve slightly versus the prior year;

•	Capital expenditures for the full year of approximately $60 million;

•	Earnings per diluted share in the range of $0.75 to $0.85 for the year versus the previously announced range of $0.95 to $1.05;

•	Weighted-average diluted share count of approximately 25.5 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the third quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 69142549.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 208 large-format stores and 560 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information is provided in the table below. We will also make available on the investor relations page of our website at http://www.joann.com this press release, a replay of the Webcast, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
(Dollars in millions, except per share data)
Net sales	$480.1	$480.2	$1,329.2	$1,292.9
Cost of sales	244.8	249.7	695.3	684.4

Gross margin	235.3	230.5	633.9	608.5
Selling, general and administrative expenses	199.5	199.1	575.6	572.7
Store pre-opening and closing costs	4.7	1.5	10.0	6.6
Depreciation and amortization	13.8	13.2	40.1	38.6

Operating profit (loss)	17.3	16.7	8.2	(9.4)
Gain on repurchase of notes	(2.1)	—	(2.1)	—
Interest expense, net	2.6	3.9	7.2	9.3

Income (loss) before income taxes	16.8	12.8	3.1	(18.7)
Income tax provision (benefit)	6.6	4.8	1.6	(6.6)

Net income (loss)	$10.2	$8.0	$1.5	$(12.1)

Income (loss) per common share – basic	$0.41	$0.33	$0.06	$(0.50)
Income (loss) per common share – diluted	$0.40	$0.32	$0.06	$(0.50)
Weighted average shares outstanding (in thousands):
Basic	25,044	24,407	24,792	24,247

Diluted	25,738	25,011	25,435	24,247

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			560	590
Large-format stores			208	195

			768	785

Square footage at period end (000’s):
Small-format stores			8,201	8,655
Large-format stores			7,801	7,453

			16,002	16,108

Average square footage per store:
Small-format stores			14,645	14,669

Large-format stores			37,505	38,221

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	November 1,	November 3,	February 2,
	2008	2007	2008
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$24.8	$29.4	$25.4
Inventories	522.3	570.9	472.2
Deferred income taxes	24.9	29.4	26.4
Prepaid expenses and other current assets	29.0	24.3	23.8

Total current assets	601.0	654.0	547.8
Property, equipment and leasehold improvements, net	311.6	301.9	297.5
Goodwill, net	11.8	—	11.8
Other assets	13.9	9.9	12.3

Total assets	$938.3	$965.8	$869.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$182.6	$186.4	$145.3
Accrued expenses	94.9	67.6	97.1

Total current liabilities	277.5	254.0	242.4
Long-term debt	112.7	202.0	100.0
Long-term deferred income taxes	—	16.2	—
Lease obligations and other long-term liabilities	93.0	82.7	87.0
Shareholders’ equity	455.1	410.9	440.0

Total liabilities and shareholders’ equity	$938.3	$965.8	$869.4

JO-ANN STORES, INC.
Reconciliation of Non-GAAP Financial Information

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
(Dollars in millions, except per share data)
GAAP net income (loss) as reported	$10.2	$8.0	$1.5	$(12.1)
Gain on repurchase of notes	1.3	—	1.3	—

Non-GAAP pro forma net income (loss)	$8.9	$8.0	$0.2	$(12.1)

GAAP income (loss) per common share – diluted	$0.40	$0.32	$0.06	$(0.50)
Gain on repurchase of notes per common share – diluted	0.05	—	0.05	—

Non-GAAP pro forma net income (loss) per common share – diluted	$0.35	$0.32	$0.01	$(0.50)

Weighted average shares outstanding (in thousands):
Diluted	25,738	25,011	25,435	24,247